Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated [●], 2021, with respect to the consolidated financial statements of Verdant Earth Technologies Limited contained in the Registration Statement on Form F-1 and prospectus.  We consent to the use of the aforementioned report in the Registration Statement and prospectus and to the use of our name as it appears under “Experts.”

/s/

Sydney, Australia
[●], 2021